Exhibit 99.1

News Release Contact: Gail A. Gerono 412.786.6795 www.calgoncarbon.com
Calgon Carbon Selected For Phoenix Reactivation Project
PITTSBURGH, PA — June 3, 2011 — Calgon Carbon Corporation (CCC: NYSE) announced today that the City Council of Phoenix, Arizona, (Phoenix) has selected Calgon Carbon to negotiate a contract to provide reactivation services for a ten-year period, and also includes the construction of a reactivation facility in Maricopa County, Arizona.
The reactivation facility, which would be owned and operated by Calgon Carbon, is expected to serve as a regional center, providing custom reactivation services for other municipalities that utilize GAC to treat their drinking water, including two additional cities in Arizona whose representatives served on the selection panel for the project. During the construction of the facility, Calgon Carbon would utilize its existing reactivation capacity to meet Phoenix’s requirements.
Phoenix is using GAC in response to the U.S. Environmental Protection Agency’s Stage 2 Disinfectants and Disinfection Byproducts Rule which establishes maximum levels at which disinfection byproducts (DBPs) are permitted to be present in drinking water. The GAC removes organic compounds from the water, reducing the formation of byproducts after the addition of chlorine. The city chose this method rather than replacing chlorine with alternative disinfectants which would not be as effective in disinfection and would produce other potentially harmful byproducts. In 2009, Phoenix awarded Calgon Carbon a $14.3-million contract to provide the initial virgin carbon for its drinking water plants.
Commenting on the award, John Stanik, president and chief executive officer of Calgon Carbon, said, “We are very pleased that Calgon Carbon was selected to move forward with this project. We look forward to continuing our successful relationship with the city of Phoenix and the other communities that participated in the selection process.”
Mr. Stanik continued, “The adoption of reactivated carbon to treat drinking water in the U.S. is a key component of our long-term growth strategy. The city of Phoenix’s
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

decision to reactivate its carbon confirms the use of custom reactivation as a safe, cost-effective alternative for municipalities that currently use virgin GAC.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com